UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 23, 2016

HAWAIIAN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31443	71-0879698
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3375 Koapaka Street, Suite G-350
Honolulu, HI 96819
(Address of principal executive offices, including zip code)

(808) 835-3700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)
Appointment of New Director
On December 23, 2016, the Board of Directors (the “Board”) of Hawaiian Holdings, Inc. (the “Registrant”) increased the size of the Board from nine to ten directors and appointed Donald J. Carty to fill the newly created seat. Mr. Carty previously served as a member of the Board from July 2004 until February 2007 and from April 2008 until May 2011.
As a non-employee director, Mr. Carty will receive the same compensation and travel benefits as the Registrant’s other non-employee directors under the Registrant’s non-employee director compensation policy. The Registrant previously disclosed the terms of such policy in its definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on April 8, 2016. On May 17, 2016, the Registrant amended the policy to provide that any new non-employee director will automatically be granted, upon his or her appointment, a pro rata award of restricted stock units (instead of stock options) based on the number of restricted stock units granted to the other non-employee directors on the date of the prior year’s annual meeting of stockholders. Accordingly, Mr. Carty was automatically granted 712 restricted stock units upon his appointment to the Board. These restricted stock units will vest in full on the day prior to the Registrant’s 2017 annual meeting of stockholders provided that Mr. Carty continues to serve as a director through such date.
The Registrant and Mr. Carty will also enter into the Registrant’s standard form of indemnification agreement.
There are no transactions between Mr. Carty and the Registrant that would be reportable under Item 404(a) of Regulation S-K.
A copy of the press release announcing Mr. Carty’s appointment is attached hereto as Exhibit 99.1.

(e)
CEO Employment Agreement
On December 24, 2016, Hawaiian Airlines, Inc. (the “Company”), a wholly-owned subsidiary of the Registrant, and the Registrant entered into an amended and restated employment agreement with the Registrant’s and the Company’s chief executive officer, Mark B. Dunkerley, effective January 1, 2017 (the “Employment Agreement”). The Employment Agreement supersedes the prior employment agreement among the same parties (the “Prior Agreement”). The Employment Agreement expires on March 1, 2018, unless earlier terminated, but beginning on March 1, 2018, it will renew automatically for additional one year terms, unless either party provides the other parties with written notice of nonrenewal by September 1st of the year prior to automatic renewal (the period during which the Employment Agreement governs Mr. Dunkerley’s employment is referred to as the “Term”).
Under the Employment Agreement, Mr. Dunkerley is entitled to an annual base salary of $725,000, and is eligible to receive an annual bonus at a target of 125%, and maximum of 200%, of his annual base salary, subject to achievement of goals in the Company’s 2016 Management Incentive Plan (or its successor plan).
The Employment Agreement provides that during the first quarter of 2017, Mr. Dunkerley will be granted equity awards with a value of approximately $2,100,000, with the number of shares and types of awards determined in the manner consistent with Mr. Dunkerley’s equity awards granted during 2016.
Under the Employment Agreement, Mr. Dunkerley, his spouse, and his dependents are eligible to receive certain benefits to travel on the Company’s commercial flights and on other airlines’ flights (at the sole discretion of other airlines). Mr. Dunkerley receives certain other benefits during his employment including a car allowance of $1,000 per month, participation in the Company’s Executive Long-Term Disability Insurance Plan, participation in the Company’s 401(k) plan, reimbursement for annual physical exams, and term life insurance coverage in the amount of $300,000.

The provisions of the Prior Agreement regarding treatment of outstanding equity awards upon change in control and severance were not modified in the Employment Agreement other than as set forth in the following sentence. If Mr. Dunkerley remains employed with the Company through March 1, 2018 and if the Company achieves pre-tax net profits, determined in accordance with U.S. generally accepted accounting principles, of at least an aggregate of one million dollars over any two consecutive fiscal quarters in 2017, he will receive an additional severance payment equal to $1,250,000 upon his termination of employment. This additional severance payment will also be made if Mr. Dunkerley’s employment is terminated by the Company prior to March 1, 2018 other than for cause.
The Prior Agreement’s covenants regarding Mr. Dunkerley’s post-employment conduct are continued in the Employment Agreement.
The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K to be filed for the year ending December 31, 2016.
Change in Control and Severance Agreements
On December 23, 2016, the Registrant’s Compensation Committee approved a new form of Change in Control and Severance Agreement for certain of the Company’s senior executives (the “Severance Agreements”). The Compensation Committee approved this new form after reviewing the Company’s existing change in control and severance protections and consulting with its independent compensation consultant. The benefits provided under the Severance Agreements vary depending on an officer’s level in the organization and, for terminations of employment not in connection with a change in control, have not changed from those currently provided.
The senior executives who will be parties to these new agreements include the Company’s named executive officers –Shannon Okinaka, Peter Ingram, Ron Anderson-Lehman and Barbara Falvey. Mr. Dunkerley’s change in control and severance benefits are described under the CEO Employment Agreement section elsewhere in this Form 8-K. The Severance Agreements supersede and replace any prior severance and change in control arrangements between the Registrant or the Company and each signatory executive officer. Each Severance Agreement has a three-year term from its effective date and renews automatically for additional, one year terms unless either party provides the other party with written notice of nonrenewal at least 60 days prior to automatic renewal. The financial terms described below are those that apply to the named executive officers and are at the highest level provided to any officer other than Mr. Dunkerley.
Under the Severance Agreements, if, within the period beginning three months prior to and ending 18 months following a change in control, the executive’s employment with the Company is terminated by the Company for a reason other than cause, death, or disability or the executive terminates his or her employment with the Company for good reason, then, subject to the effectiveness of a release of claims in a form acceptable to the Company, such executive officer will receive these benefits:

•	A lump sum payment equal to 24 months of his or her base salary;

•	A lump sum payment equal to 200% of his or her target annual bonus;

•
A pro-rated annual bonus for the year of termination equal to the annual bonus that the executive would have received based on corporate achievement against goals with any portion based on individual performance determined at the target level;

•	In lieu of subsidized COBRA or other benefits, and payable whether or not the executive elects COBRA coverage, continued payments of $3,000 per month for 24 months; and

•
100% of all outstanding equity awards granted to the executive will immediately vest, and, if applicable, become exercisable. If an outstanding equity award is to vest, or the equity award to vest is to be determined, based on performance criteria, then the equity award will vest as to 100% of the equity award assuming the performance criteria have been achieved at target levels for the performance period(s), unless otherwise provided in the agreement relating to such performance-based equity award.

The Severance Agreements do not provide for the payment of any tax gross-ups and do not provide for any benefits triggered solely by a change in control without a termination of employment.

Under the Severance Agreements, if the executive officer’s employment is terminated by the Company for a reason other than cause, death, or disability or the executive terminates his or her employment for good reason and such termination does not occur within the period beginning three months prior to and ending 18 months following a change in control, then, subject to a release requirement as described above, such executive officer will receive these benefits:

•	A lump sum payment equal to 12 months of his or her base salary;

•	A pro-rated annual bonus for the year of termination determined as described above; and

•	In lieu of subsidized COBRA or other benefits, and payable whether or not the executive elects COBRA coverage, continued payments of $3,000 per month for 12 months.
The foregoing description of the Severance Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Change in Control and Severance Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K to be filed for the year ending December 31, 2016.
Item 9.01 Financial Statements and Exhibits.
 (d) Exhibits.
99.1    Press Release dated December 28, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWAIIAN HOLDINGS, INC.

Date: December 28, 2016	By:	/s/ Aaron J. Alter
Name: Aaron J. Alter Title: Executive Vice President, Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

99.1	Press Release dated December 28, 2016.